EXHIBIT 21.1 SUBSIDIARIES OF THE REGISTRANT NAME JURISDICTION OF ORGANIZATION Mercury Mission Systems, LLC Delaware Mercury Computer Systems Limited United Kingdom Mercury Mission Systems Canada, Inc. Canada Mercury Mission Systems International Holding, SA Switzerland Mercury Mission Systems International, SA Switzerland Mercury Mission Systems Spain, SL Spain Mercury Systems SARL France